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                                                                    EXHIBIT 10.9


                              CONSULTING AGREEMENT


         This Consulting Agreement (this "Agreement") is made and entered into as of the 8th day of October, 1996, by and between The Phillip J. Markert Consulting Group, Inc., a Georgia corporation (the "Consultant") and American-European Corporation, a Georgia corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, Consultant desires to be engaged as an independent contractor to provide certain consulting services to the Company, and the Company desires to engage Consultant to provide such services, all in accordance with the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.       Consulting Services.

                  (a) Subject to the terms and conditions of this Agreement, the Company hereby engages Consultant as an independent consultant, and Consultant hereby accepts said engagement with the Company for the purpose of performing the following services and duties as and when requested by the Company from time to time during the term of this Agreement: (i) consultation and opinions as to operational and procedural matters with respect to the executive management services business in general and the Company's ongoing operation in particular;
(ii) opinions regarding long-term and strategic planning, and direction for the Company; and (iii) financial management services.

                  (b) Consultant's services and duties shall be performed in a competent and professional manner by one or more persons designated by Consultant but approved by the Company in its sole discretion (a "Service Provider"), but the Company shall not direct the Consultant in the manner in which it performs its services or duties hereunder. Consultant shall render written or oral reports concerning Consultant's activities and observations in connection therewith, as and when requested by the Company from time to time. The chief executive officer of the Company or such other person as the Company may designate from time to time to Consultant, will have supervisory responsibility for the Consultant's activities under this Agreement (the "Project Coordinator"). All of Consultant's communications with the Company in connection with its activities hereunder shall be through the Project Coordinator, unless the Company otherwise directs Consultant in writing.

         2.       Term.

                  The term of this Agreement shall begin as of the date hereof, and shall, unless earlier terminated as set forth herein, end on the fifth (5th) anniversary thereof.

         3.       Compensation.

                  (a) Subject to the terms of this Agreement, in consideration of Consultant's services, the Company shall pay Consultant so long as it shall be engaged to provide services under this Agreement a base fee of Twenty Eight Thousand Dollars ($28,000) per annum. Consultant's base fee shall be payable, in arrears, to Consultant on the last day of each month.

                  (b) As an independent contractor and not an employee, Consultant acknowledges, understands and agrees that the Company is not required to withhold federal or state income taxes from any compensation paid
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Consultant hereunder, or to otherwise comply with any state or federal law concerning the collection of income taxes at the source of payment of wages. Consultant expressly releases the Company from any liability arising from its failure to withhold such taxes, and Consultant shall indemnify and hold the Company harmless from all liability it may incur as a result of any such failure. Consultant assumes full responsibility for the payment of all federal, state and local taxes with respect to Consultant's performance of this Agreement.

         4.       Relationship and Authority.

                  (a) It is agreed between the parties hereto that the Consultant is retained and engaged by the Company only for the purposes and to the extent set forth in this Agreement, and during the period it renders services hereunder, its relation to the Company shall be that of an independent contractor in the performance of each and every part of this Agreement. Neither the Consultant nor a Service Provider shall be considered by reason of any of the provisions of this Agreement or otherwise as having "employee" status or as being entitled to participate in any plan, arrangements, or distributions by the Company pertaining to or in connection with any engagement benefits enjoyed by the Company's regular employees.

                  (b) Consultant shall have no authority to bind the Company by any promise or representations, whether written or oral, express or implied, made by it. Consultant shall not have the right to make or enter into any contracts or agreements of any nature whatsoever for or on behalf of the Company, or any corporation of which the Company is the parent, affiliate, or subsidiary.

                  (c) Consultant agrees to indemnify and hold the Company harmless from and against any and all loss, cost and damage to the Company arising out of or as a direct or indirect result of: (i) any representation or promise made by Consultant, or anyone in his employ or control, in violation of the provisions of Section 4(b), and (ii) any contract or agreement entered into on behalf of the Company without the approval of the Company as provided in
Section 4(b).

                  (d) The Consultant further agrees to release, indemnify and hold forever harmless the Company from any and all claims for damage to person or property and for any and all liability of any other nature arising out of the negligence or willful misconduct on the part of the Consultant in connection with the performance of this Agreement.

         5.       Illness, Incapacity or Death During Engagement.

                  (a) Subject to Section 5(b) hereof, the engagement of Consultant under this Agreement may be terminated immediately by the Company in the event of the Service Provider's Disability (and in the absence of the Company accepting a replacement Service Provider in the Company's sole discretion) upon notice of termination served in accordance with Section 24 hereof, such Disability being specified in the notice. The term "Disability" as used in this Agreement means the inability of the Service Provider to perform the Consultant's duties under this Agreement in a manner consistent with what was normally required as a result of Employee suffering from an illness or physical or mental impairment.

                  (b) In the event that the Company delivers to Consultant a notice of termination for Disability, which Disability the Company believes in good faith will continue beyond the next following three (3) months, such notice will be effective on the fifteenth (15th) day following delivery thereof unless prior to the end of such fifteen (15) day period Consultant delivers to the Company a written opinion of a competent medical doctor that such inability is not expected to continue for the three-month period following delivery of such notice. If such opinion is delivered, then the Company may obtain a second medical opinion (and the Service Provider shall submit to a medical examination in connection therewith upon request of the Company). If such second medical opinion states that such inability is expected to so continue, then within fifteen (15) days following delivery of such second medical opinion, the medical doctors chosen by Consultant and by the Company shall choose a third medical doctor who


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shall deliver to the Company a written opinion as to whether such inability is expected to so continue, which opinion shall be final and conclusive, and shall be effective on the fifteenth (15th) day following delivery thereof.

                  (c) In the event of a Service Provider's death, all obligations of the Company under this Agreement shall terminate (in the absence of the Company accepting a replacement Service Provider in the Company's sole discretion) other than Consultant's rights with respect to the payment of that portion of the base fee earned by Consultant to the date of such death.

         6.       Termination of Engagement.

                  (a) If during the term of this Agreement Company terminates Consultant's engagement hereunder With Cause (as hereinafter defined) or pursuant to Section 5, all obligations of Company to provide compensation and benefits under this Agreement shall cease, and Consultant shall have no claim against the Company for damages or otherwise by reason of such termination. Company's election to terminate Consultant's engagement With Cause shall be without prejudice to any remedy the Company may have against Consultant for the breach or non-performance of any of the provisions of this Agreement.

                  (b) If during the term of this Agreement Company terminates Consultant's engagement hereunder Without Cause (as hereinafter defined), then Consultant will be entitled to continue to receive Consultant's base fee for twenty-four (24) months after the date of termination; provided, however, that post-engagement compensation shall cease to accrue and Consultant shall have no further entitlement to the same from and after the earlier of (i) a Service Provider's death, or (ii) the date Consultant or any of the Service Providers breach any of the post-engagement covenants set forth in this Agreement.

                  (c) "With Cause" means the termination of engagement resulting from:

                  (i) any act or omission which constitutes a material breach by Consultant of its obligations under this Agreement, which act or omission, if subject to cure, shall not be cured within five (5) days after notice thereof is provided by Company to the Consultant;

                  (ii) the commission by a Service Provider of a felony or any crime involving moral turpitude, fraud or dishonesty;

                  (iii) the perpetration by Consultant or a Service Provider of any material act of dishonest relating to the Company or the Company's employees;

                  (iv) the use of illegal drugs by a Service Provider after the date hereof, or drunkenness or substance abuse by a Service Provider which results in the Consultant being unable to perform its duties hereunder in a manner consistent with the efficient and competent manner in which the parties hereto contemplate that such duties will be performed;

                  (v) gross negligence on the part of Consultant in the performance of its duties hereunder; or

                  (vi) the issuance of a final consent decree, cease and desist or similar order against the Company or a Service Provider by a regulatory agency relating to violations or alleged violations of any federal or state law or regulation governing the conduct of the business of the Company.

                  (d) "Without Cause" means the termination of engagement resulting from any reason other than those enumerated in subsection (c) above or
Section 5 of this Agreement.


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         7.       Consultant's Obligations upon Termination of Engagement.

                  Upon the termination of its engagement hereunder for whatever reason Consultant shall not represent itself still to be connected with the Company or its subsidiaries or affiliates.

         8.       Effect of Termination.

                  The provisions of this Agreement shall survive the termination of this Agreement and the termination of Consultant's engagement with the Company to the extent required to give full effect to the covenants and agreements contained herein.

         9.       Confidentiality.

                  (a) Consultant agrees that, both during the term of its engagement and after the termination of its engagement for any reason, Consultant will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Consultant's duties, any Confidential Information, as defined hereinafter, that Consultant may have or acquire (whether or not developed or compiled by Consultant and whether or not Consultant has been authorized to have access to such Confidential Information) during the term of this Agreement. The term "Confidential Information" as used in this Agreement shall mean and include any information, data and know-how relating to the business of the Company that is disclosed to Consultant by the Company or known by his as a result of his relationship with the Company and not generally within the public domain (whether constituting a trade secret or not), including without limitation, the following information:

                  (i) financial information, such as Company's earnings, assets, debts, prices, fee structure, volumes of purchases or sales or other financial data, whether relating to Company generally, or to particular products, services, geographic areas, or time periods;

                  (ii) supply and service information, such as information concerning the goods and services utilized or purchased by the Company, the names or addresses of suppliers, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to Company the details of which are not generally known;

                  (iii) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of Company, marketing forecasts or results of marketing efforts or information about impending transactions;

                  (iv) intellectual property information, such as formulas, design details or parameters, software source code, proprietary programs, devises, techniques and processes, ongoing or planned activities in intellectual property development, ongoing or planned joint venture activities, and licensing terms or conditions;

                  (v) personnel information, such as Consultants' personal or medical histories, compensation or other terms of engagement, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

                  (vi) customer information, such as any compilation of past, existing or prospective customers, customer proposals or agreements between customers and Company, status of customer accounts or credit, or related information about actual or prospective customers; and


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                  (vii)    information with respect to any customer affairs that
                  the Company agreed to treat as confidential.

The term "Confidential Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or the client to which such information pertains.

                  (b) The covenant contained in this Section 9 shall survive the termination of Consultant's engagement with the Company for any reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Consultant's obligations of confidentiality and non-disclosure as set forth in this Section 9 shall continue to survive after said two (2) year period to the greatest extent permitted by applicable law. These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

         10.      Non-Competition.

                  (a) Consultant expressly covenants and agrees that during the term of its engagement hereunder and after termination of its engagement for any reason, it will not, directly or indirectly, seek, obtain or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of the Company (as such terms are hereafter defined). For purposes of this Agreement, a "Competitor" of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged in a business that is substantially similar to or competitive with the Company's business of owning and operating accredited, residential, post-secondary degree-granting institutions in the following fields: business administration (bachelor's and master's degrees), interior design, fashion design, commercial art, fashion merchandising, and video production; a "Competitive Position" means any engagement with any Competitor of the Company whereby Consultant will use or is likely to use any Confidential Information (as that term is defined in Section
9), or whereby Consultant has duties for such Competitor that are the same as or substantially similar to those actually performed by it pursuant to the terms hereof; and the "Restricted Territory" means the following geographical area: the States of California and Georgia. Consultant acknowledges and agrees that it has been or will be working within the Restricted Territory as defined above or has had or will have material contact with actual or prospective students, alumni, student referral sources, student out-placement sources, educators, vendors and other parties having business dealings with the Company located within such areas. The parties agree to review the geographical area included within the Restricted Territory from time to time at either party's request in order that the Restricted Territory may be reformed so that its coverage upon Consultant's termination will extend only to the geographical area in which the Consultant is working at such time, including any area where actual or prospective students, alumni, student referral sources, student out-placement sources, educators, vendors and other parties having business dealings with the Company are present. Any reformation to be evidenced only by written amendment to this Agreement. Nothing contained in this Section 10 is intended to prevent Consultant from investing in stock or other securities listed on a national securities exchange or actively traded on the over the counter market of any corporation engaged, wholly or partly, in the sale or custom engineered products; provided, however, neither the Consultant nor the Service Provider or the wife or children of the Service Provider shall, directly or indirectly, hold more than a total of five percent (5%) of all issued and outstanding stock or other securities of any such corporation.

                  (b) The covenant contained in this Section 10 shall survive the termination of Consultant's engagement with the Company for any reason for a period of eighteen (18) months; provided, however, that if the Consultant is terminated Without Cause, the covenant contained in this Section 10 shall survive until the earlier of (i) the eighteenth (18th) monthly anniversary of the date of termination of the Consultant's engagement, or (ii) the date scheduled for the final payment of post-engagement compensation owing under
Section 6(b) (without regard to any premature termination of the post-engagement compensation resulting from Consultant's breach of any post-engagement covenants).


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         11.      Non-Solicitation of Employees.

                  Consultant agrees that it will, for so long as it is engaged hereunder and for a period of twenty four (24) months after termination of its engagement, refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any other employee of the Company who is employed by the Company or any successor or affiliate of the Company.

         12.      Tolling of Period of Restraint.

                  Consultant hereby expressly acknowledges and agrees that in the event the enforceability of any of the terms of this Agreement shall be challenged in court or pursuant to arbitration and Consultant is not enjoined from breaching any of the restraints set forth in Sections 9 through 11, then if a court of competent jurisdiction or arbitration panel finds that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

         13.      Acknowledgments.

                  Consultant hereby acknowledges and agrees that the restrictions contained in Sections 9 through 12 are fair and reasonable and necessary for the protection of the legitimate business interests of the Company. Consultant hereby further acknowledges and agrees that it will contractually require each Service Provider to adhere to the covenants and promises contained in Sections 9, 10, 11, 14, 15, 16 and 26, that the Company will be a third party beneficiary with respect to all of such contractual obligations and shall be entitled to enforce the same against the Service Provider to the same extent as the Consultant, and that any breach of any of the foregoing covenants and promises by a Service Provider shall be deemed a breach by the Consultant, and that the Consultant will indemnify and hold the Company harmless from and against any loss, liability, cost or expense (including reasonable attorneys' fees) incurred as a consequence of any of such breach.

         14.      Rights to Materials.

                  All records, files, memoranda, reports, price lists, student lists, lists of student out placement sources, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company, which Consultant shall use or prepare or come in contact with in the course of, or as a result of, its engagement shall, as between the parties hereto, remain the sole property of the Company. Upon the termination of its engagement or upon the prior demand of the Company, Consultant shall immediately return all such materials and shall not thereafter cause removal thereof from the premises of the Company.

         15.      Works Made for Hire.

                  The Company and Consultant acknowledge that in the course of Consultant's engagement by the Company, Consultant may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, films, tapes or other copyrightable material, or portions thereof, and may be created within or without the Company's facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire and shall be the property of the Company, and Consultant shall cooperate with the Company in the protection of the Company's copyrights therein and, to the extent deemed desirable by the Company, the registration of such copyrights.

         16.      Discoveries.

                  Consultant agrees that any inventions, discoveries or improvements that Consultant may develop or conceive during the course of Consultant's engagement shall be the sole property of the Company. Consultant


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
agrees to promptly disclose to the Company in writing all such inventions, discoveries and improvements, whether directly or indirectly related to the business of the Company or whether made solely by the Consultant or in conjunction with others. At the Company's request and expense, both during and after Consultant's engagement, Consultant will promptly execute a specific assignment of title to the Company (or any specified member thereof) of each invention, discovery or improvement described in the preceding paragraph, and perform all other acts reasonably necessary to enable the Company to secure a patent therefor in the United States and in foreign countries and to maintain, defend and assert such patents. This obligation shall survive the termination or expiration of this Agreement.

         17.      Severability

                  Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. The covenants set forth in this Agreement are to be reformed pursuant to Section 18 if held to be unreasonable or enforceable, in whole or in part, and, as written and as reformed, shall be deemed to be part of this Agreement.

         18.      Reformation.

                  If any of the covenants or promises of this Agreement are determined by any court of law or equity, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Consultant hereby consents to and affirmatively requests that said court reform the covenant or promise so as to be reasonable and enforceable and that said court enforce the covenant or promise as so reformed.

         19.      Injunctive Relief.

                  Consultant understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in Sections 9, 10, 11, 14, 15 and 16 the Company will suffer irreparable injury for which there is no adequate remedy at law and the Company will therefore be entitled to injunctive relief enjoining said breach or threatened breach. Consultant further acknowledges, however, that the Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

         20.      Assignment.

                  The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The term "Company" as used in this Agreement shall be deemed to include the successors and assigns of the original or any subsequent entity constituting the Company as well as any and all divisions, subsidiaries, or affiliates thereof.

         21.      Waiver.

                  The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

         22.      Applicable Law and Mutual Submissions.

                  This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia.


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         23.      Headings and Captions.

                  The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

         24.      Notice.

                  Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person or when deposited in the United States mail, first class postage prepaid.

         25.      Gender.

                  All pronouns or any variations thereof contained in this Agreement refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

         26.      Right to Arbitration.

                  Any controversy or claim arising out of or relating to Consultant's engagement by the Company, or the termination thereof, or this Agreement, or the breach thereof (including, without limitation, any claim that any provision of this Agreement or any obligation of Consultant is illegal or otherwise unenforceable or voidable under law, ordinance or ruling or that Consultant's engagement by the Company was illegally terminated) shall be settled by arbitration at the office of the American Arbitration Association in Atlanta, Georgia, in accordance with the United States Arbitration Act (9 USC,
Section 1 et seq.) and the rules of the American Arbitration Association. Company and Consultant each consents and submits to the personal jurisdiction and venue of the trial courts of Fulton County, Georgia, and also to the personal jurisdiction and venue of the United States District Court for the Northern District of Georgia for purposes of enforcing this provision. All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate. The arbitrator shall have no authority to award punitive damages, but will otherwise have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The parties shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents. Depositions may be ordered by the arbitrator upon a showing of need. The foregoing provision shall not preclude the Company from bringing an action in any court of competent jurisdiction for injunctive relief or a temporary restraining order as the Company may determine is necessary or appropriate.

 /s/ SB
-------------
Company's Initials


 /s/ PJM
-------------
Consultant's
Initials

         27.      Entire Agreement.

                  This Agreement constitutes the entire agreement between the Company and Consultant with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings between the Company and Consultant with respect to such subject matter. No amendment or waiver of this Agreement or any provision hereof shall be effective unless in writing signed by both of the parties.


                         [SIGNATURES BEGIN ON NEXT PAGE]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, under seal, as of the day and year first above written.

                                        "COMPANY"

                                        AMERICAN-EUROPEAN CORPORATION

Attest: /s/ Doug Chait                  By: /s/ S. Bostic
       -----------------------------       -------------------------------------

Title: Secretary                        Title: Chairman
      ------------------------------          ----------------------------------

       [CORPORATE SEAL]




                                        "CONSULTANT"

                                        THE PHILLIP J. MARKERT CONSULTING GROUP,
                                        INC.

Attest:                                 By: /s/ Phillip J. Markert
       -----------------------------       -------------------------------------

Title:                                  Title: President
      ------------------------------          ----------------------------------

        [CORPORATE SEAL]




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